Exhibit 99.6
Dear Valued SYKES Client:
On Tuesday, October 6, 2009, SYKES announced that we signed a definitive merger agreement under which we will acquire ICT Group, a provider of customer management and business process outsourcing solutions. The Boards of Directors of Sykes Enterprises, Incorporated and ICT Group have each unanimously approved the transaction.
We believe ICT Group is the right acquisition target for SYKES due to the many embedded opportunities it will afford our clients. This includes expanding and enhancing our global delivery footprint and deepening our vertical expertise with an expanded service portfolio, while maintaining our financial strength. With this letter, we’d like to share with you details about the benefits we will be able to pass along to our clients with this acquisition.
Global Delivery Footprint
The acquisition of ICT Group will strengthen and enhance the global delivery footprint to 23 countries from 20. This includes the addition of Mexico, Australia and India. It will also provide a larger APAC service delivery footprint now including China, Australia and India. Lastly, the transaction will make SYKES the largest player in the Philippines.
Deeper Vertical Expertise and Expanded Service Portfolio
We are combining the strong operating culture held by both companies, capitalizing on best practices by leveraging the global resources of the combined organization across all functional areas. This will allow us to build deeper expertise within key verticals, for example, through the expansion of the suite of offerings within our Financial Services solutions. Based on the scale of the Financial Services clients of the combined company, this will help us reinforce our expert status within the Financial Services vertical. For our Telecommunications, Technology and other clients, they can continue to expect the high standard of SYKES customer care they’ve come to rely upon, with the benefit of additional resources and capabilities. Lastly, this acquisition will allow us to expand our service offerings to include back-office and receivables management, to name a few, as well as accelerate our entry into additional verticals in the U.S. such as government, healthcare and energy.
Continued Financial Strength
We realize that given events of the past year and a challenging economic backdrop, many companies are looking to BPO vendors with strong balance sheets. We respect and understand the strategic decisions many of our clients have made in this regard, and we are committed to continuing to employ disciplined business strategies and practices to maintain our strong balance sheet while strengthening our competitive position. With this transaction, we remain in a positive cash position. The combined company is estimated to have revenues of more than $1.2 billion.

The transaction is expected to close in December, subject to the satisfaction of customary closing conditions. During this transaction period, it is our goal to maintain business as usual, remaining focused on delivering the highest levels of service to your customers. The end result will be a strong company focused on its clients and dedicated to its mission to provide service that makes our clients more efficient and more profitable while building loyalty to their brands. We are thrilled to add ICT Group’s employees and their experience to our organization, and look forward to the opportunities the combined company will bring to you and your customers.
Best regards,

Lance Zingale	Jim Hobby
Senior Vice President, Global Sales	Senior Vice President, Global Operations
and Client Relationship Management